================================================================================
                                                                     Exhibit 2.1

                        Amended Plan of Reorganization


                                      of


                             The Rome Savings Bank




                      As adopted by the Board of Trustees
                                on May 26, 1999



================================================================================

                               TABLE OF CONTENTS

                                            ARTICLE I

                                           DEFINITIONS
                                           -----------

                                           ARTICLE II

                          PROCEDURE FOR APPROVAL OF THE REORGANIZATION
                          --------------------------------------------
         Section 2.01      Application and Notice........................................  -8-
         Section 2.02      Approval of Plan by Voting Depositors; the Special Meeting....  -8-
         Section 2.03      Company Approvals.............................................  -9-

                                           ARTICLE III

                                      SALE OF COMMON STOCK
                                      --------------------

         Section 3.01      In General....................................................  -9-
         Section 3.02      Reorganization into Mutual Holding Company.................... -10-
         Section 3.03      Pricing and Number of Shares of Common Stock;
                            Independent Appraiser........................................ -13-
         Section 3.04      Subscription Rights........................................... -15-
         Section 3.05      Community Offering............................................ -18-
         Section 3.06      Subscription and Community Offering Procedures;
                            Order Forms.................................................. -19-
         Section 3.07      Payment for Common Stock...................................... -20-
         Section 3.08      Syndicated Community Offering................................. -22-
         Section 3.09      Public Offering Alternative................................... -22-
         Section 3.10      Restrictions on Purchase and Transfer of Common Stock......... -23-
         Section 3.11      Time Limits for Sale of Shares; Effect of Inability to Sell... -24-
         Section 3.12      Establishment and Funding of Foundation....................... -25-
         Section 3.13      Enforcement of Terms and Conditions........................... -25-

                                           ARTICLE IV

                                      CERTAIN RESTRICTIONS
                                      --------------------

         Section 4.01      Sale of Shares Purchased by Trustees, Directors or Officers... -26-
         Section 4.02      Subsequent Purchases of Shares by Trustees, Directors
                            and Officers................................................. -26-
         Section 4.03      Acquisition of Control........................................ -27-

                                             ARTICLE V

                    EFFECT OF REORGANIZATION; CERTAIN COVENANTS AND AGREEMENTS
                    ----------------------------------------------------------
          Section 5.01      Restated Organization Certificate and Adoption of
                             New By-Laws.............................................. -28-
          Section 5.02      Effect of Reorganization.................................. -28-
          Section 5.03      Liquidation Account....................................... -28-
          Section 5.04      Voting Rights............................................. -29-
          Section 5.05      Issuance of Stock......................................... -30-
          Section 5.06      Directors of Converted Bank............................... -30-
          Section 5.07      Employment Agreements..................................... -30-
          Section 5.08      Market for the Common Stock............................... -31-
          Section 5.09      Stock Repurchases and Stock Benefit Plans................. -31-

                                            ARTICLE VI

                 TAX RULING REQUIREMENT; AMENDMENT AND TERMINATION; MISCELLANEOUS
                 ----------------------------------------------------------------

          Section 6.01      Conditions to Reorganization.............................. -31-
          Section 6.02      Amendment or Termination of the Plan...................... -31-
          Section 6.03      Completion Date........................................... -32-
          Section 6.04      Expenses of the Reorganization............................ -32-
          Section 6.05      Interpretation............................................ -32-
          Section 6.06      Severability.............................................. -32-
          Section 6.07      Miscellaneous............................................. -32-

                            Plan of Reorganization

                                      of

                             The Rome Savings Bank


                            Introductory Statement

          This Plan of Reorganization (the "Plan") provides for the reorganization of The Rome Savings Bank from a New York mutual savings bank to a New York mutual holding company. Wherever appropriate for purposes of this Plan of Reorganization, capitalized terms shall have the meanings assigned to them under Article I hereof. The Bank is currently a mutual savings bank duly organized and validly existing under the laws of the State of New York. As part of the Reorganization and the Plan, the Bank will convert to a New York chartered stock savings bank (the "Stock Bank") and will establish Rome Bancorp, Inc. (the "Company") as a Delaware corporation and Rome, MHC (the "MHC") as a New York mutual holding company. The principal office of the Bank is located at 100 West Dominick Street, in the City of Rome, County of Oneida, State of New York.

          The purpose of the Reorganization is to increase the Bank's equity capital base and facilitate future access to capital markets. The Reorganization will provide the Bank with a more flexible operating structure, which will enable the Bank to compete more effectively with other financial institutions. The larger equity capital base resulting from the Reorganization will enhance the Bank's ability to pursue lending and investment opportunities as well as opportunities for growth and expansion. The Bank's Board of Trustees also believes that the decline in the number of mutual institutions, as well as the decline in the assets and deposits of mutual institutions, will place mutual institutions at a disadvantage to stock institutions. The Board of Trustees of the Bank currently contemplates that all of the stock of the Stock Bank shall be held by Rome Bancorp, Inc., a business corporation to be organized under the laws of the State of Delaware, and that the Company will issue and sell its capital stock pursuant to this Plan and that the Company will be a majority owned subsidiary of the MHC at all times so long as the MHC remains in existence. The use of the two-tier mutual holding company structure will provide greater organizational flexibility to the Bank.

          In furtherance of the Bank's commitment to its communities, the Plan provides for the establishment of a charitable Foundation as part of the Reorganization. The Foundation is intended to complement the Bank's existing community reinvestment activities to allow the Bank's local communities to share in the growth and profitability of the Company and the Bank over the long term. To this end, the Company intends to donate to the charitable Foundation a number of shares of its authorized but unissued Common Stock up to 3% of the Common Stock issued in the Reorganization.

          This Plan has been unanimously approved by the Board of Trustees of the Bank, based upon its determination that the Reorganization is in the best interests of the Bank, its depositors and the communities served by the Bank. This Plan sets forth the terms and conditions of the Reorganization, and the procedures for effecting the same. This Plan must be approved by the Superintendent or his or her designees, must not be objected to by the FDIC and certain waivers, if required, may be granted by the Banking Board. This Plan must also be approved by the affirmative vote of at least seventy-five percent (75%) in amount of deposit liabilities of Voting Depositors represented in person or by proxy and eligible to vote at the Special Meeting, and by the affirmative vote of at least a majority of the amount of votes eligible to be cast by Voting Depositors at the Special Meeting.

          Upon the Reorganization, each Person having a Deposit Account at the Bank prior to the Reorganization will continue to have a Deposit Account, without payment therefor, in the same amount and subject to the same terms and conditions (except for liquidation rights) as in effect prior to the Reorganization. After the Reorganization, the Bank will succeed to all the rights, interests, duties and obligations as existed before the Reorganization, including, but not limited to, all rights and interests of the Bank in and to its assets and properties, whether real, personal or mixed. The Bank will continue to be a member of the Federal Home Loan Bank System. All of the Bank's insured Deposit Accounts will continue to be insured by the Bank Insurance Fund of the FDIC to the extent provided by applicable law.

                                   ARTICLE I

                                  Definitions
                                  -----------

          As used in this Plan of Reorganization, the following terms shall have the following meanings:

          "Account Holder" shall mean any Person holding a Deposit Account in the Bank.

          "Acting in Concert" shall mean (i) knowing participation in a joint activity or interdependent conscious parallel action towards a common goal whether or not pursuant to an express agreement or understanding; or (ii) a combination or pooling of voting or other interests in the securities of an issuer for a common purpose pursuant to any contract, understanding, relationship, agreement or other arrangement, whether written or otherwise. A Person or company which acts in concert with another Person ("other party") shall also be deemed to be acting in concert with any Person who is also acting in concert with that other party, except that any Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert with its trustee or a Person who serves in a similar capacity solely for the purpose of determining whether stock held by the trustee and stock held by the plan will be aggregated, and participants or beneficiaries of any such Tax-Qualified Employee Stock Benefit Plan will not be deemed to be acting in concert solely as a result of their common interests as participants or beneficiaries.

          "Actual Purchase Price" shall mean the price per share at which the Common Stock is ultimately sold in accordance with the terms hereof.

          "Affiliate" shall mean a Person who, directly or indirectly, through one or more intermediaries, controls or is controlled by or is under common control with the Person specified.

          "Associate," when used to indicate a relationship with any Person, shall mean (a) any corporation or organization (other than the Company, the Bank or a majority-owned subsidiary of the Bank) of which such Person is an officer or partner or is, directly or indirectly, either alone or with one or more members of his or her immediate family, the beneficial owner of 10% or more of any class of equity securities; (b) any trust or other estate in which such Person has a substantial beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity, except that for the purposes of Sections 3.04(a) and 3.10, the term "Associate" does not include any Tax-Qualified Employee Stock Benefit Plan or any Non-Tax-Qualified Employee Stock Benefit Plan in which a Person has a substantial beneficial interest or serves as a trustee or in a similar fiduciary capacity, and except that, for purposes of aggregating total shares that may be acquired or held by Officers and Trustees and their Associates, the term "Associate" does not include any Tax-Qualified Employee Stock Benefit Plan; and (c) any relative or spouse of such Person, or any relative of such spouse, who has the same home as such Person or who is a Director or Officer of the Company, the Bank or any of the Bank's subsidiaries.

          "Bank" shall mean The Rome Savings Bank in its mutual form or in its stock form, as the context of the reference requires.

          "Banking Board" shall mean the Banking Board of the State of New York.

          "Banking Law" shall mean the Banking Law of the State of New York.

          "Benefit Plan" shall mean any Tax-Qualified Employee Stock Benefit Plan or any Non-Tax-Qualified Employee Stock Benefit Plan.

          "Common Stock" shall mean all of the shares of common stock, par value $.01 per share, offered and issued pursuant to this Plan by the Company. The Common Stock will not be insured by the FDIC.

          "Community Offering" shall mean the offering for sale to certain members of the general public directly by the Bank or the Company, if utilized, of any shares of the Common Stock not subscribed for in the Subscription Offering in accordance with Section 3.05.

          "Company" shall mean Rome Bancorp, Inc., a corporation to be organized under the laws of the State of Delaware.

          "Control" (including the terms "controlling," "controlled by" and "under common control with") shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities of such Person, the ownership of voting securities of any company that possesses such power, or otherwise.

          "Conversion" shall mean (a) the restatement of the Bank's organization certificate to authorize the issuance of capital stock in accordance with the Banking Law and the Conversion Regulations and to otherwise conform to the requirements applicable to a New York stock savings bank and (b) the issuance of the common stock of the Bank in accordance with this Plan.

          "Conversion Regulations" shall mean Part 86 of the General Regulations of the Banking Board of the State of New York ("Part 86"), Article VI-C of the Consolidated Laws of the State of New York ("Article VI-C") and the regulations of the FDIC applicable to mutual to stock

Conversions, 12 C.F.R. (S) 303.15, to the extent such regulations preempt or supplement Part 86 and/or Article VI-C.

          "Deposit Account" shall mean all deposits of the Bank as such term is used in Section 9019 of the Banking Law of New York, and includes without limitation, savings, time, demand, negotiable orders of withdrawal (NOW), money market and passbook accounts maintained by the Bank.

          "Depositor" shall mean any Person owning a Deposit Account.

          "Director" shall mean a member of the Board of Trustees of the Bank after the Reorganization or a member of the Board of Directors of the Company or the Board of Trustees of the MHC.

          "Effective Date" shall mean the effective date of the Reorganization on which all of the Common Stock is issued and sold and on which the Superintendent endorses his or her approval on the Bank's Restated Organization Certificate and causes such Certificate to be filed in the Office of the Superintendent and upon which all necessary approvals are obtained to consummate the Reorganization.

          "Eligibility Record Date" shall mean December 31, 1997, the date established by the Board of Trustees of the Bank as the date for determining Eligible Account Holders.

          "Eligible Account Holder" shall mean any Depositor of the Bank who owned a Qualifying Deposit on the Eligibility Record Date.

          "Estimated Price Range" shall mean the range of the minimum and maximum aggregate values determined by the Board of Trustees of the Bank within which the aggregate offering price of Common Stock sold in the Reorganization will fall. The Estimated Price Range will be within the estimated aggregate pro forma market value of the Common Stock, as determined by the Independent Appraiser in accordance with Section 3.04.

          "FDIC" shall mean the Federal Deposit Insurance Corporation.

          "FRB" shall mean the Board of Governors of the Federal Reserve System.

          "Foundation" shall mean a non-stock Delaware corporation that is a tax-exempt organization under Section 501(c)(3) of the Internal Revenue Code formed by the Bank and the Company to which shares of Common Stock shall be transferred upon the Reorganization.

          "Holders of Subscription Rights" shall mean the Tax-Qualified Employee Stock Benefit Plans, Eligible Account Holders, and Supplemental Eligible Account Holders who have Subscription Rights pursuant to Section 3.04.

          "Independent Appraiser" shall mean the independent Person retained by the Bank to prepare an appraisal of the estimated pro forma market value of the Common Stock. Such Person shall be experienced and expert in the area of corporate appraisal and acceptable to the Superintendent.

          "Internal Revenue Code" shall mean the Internal Revenue Code of 1986, as amended.

          "Maximum Subscription Price" shall mean the price per share to be remitted by subscribers for shares of Common Stock in the Subscription Offering and the Community Offering.

          "MHC" shall mean Rome, MHC, the New York mutual holding company resulting from the Reorganization.

          "Minority Stockholder" shall mean any owner of the Company's Common Stock, other than the MHC.

          "Minority Stock Offerings" shall mean one or more offerings of less than 50% in the aggregate of the outstanding Common Stock of the Company to persons other than the MHC.

          "Non-Tax-Qualified Employee Stock Benefit Plan" shall mean any stock option, bonus stock or restricted stock plan or other employee benefit plan that is not a "Tax-Qualified Employee Stock Benefit Plan" and that is maintained by the Company or the Bank for the benefit of officers, employees or directors of the Company, the Bank or any Affiliate of either of them and that, by its terms, is authorized or required to purchase Common Stock.

          "Officer" shall mean an executive officer of the Company, the MHC or the Bank, which includes the chairman of the board, chief executive officer, president, any vice president in charge of a principal business function or functions or who otherwise has a policy-making function, secretary, treasurer or principal financial officer, comptroller or principal accounting officer, and any person performing functions similar to those performed by the foregoing persons with respect to any incorporated or unincorporated organization.

          "Order Form" shall mean the form provided by the Company or the Bank that subscribers must use to order Common Stock in the Subscription Offering and Community Offering.

          "Overallotment Option" shall mean the option, which may be granted to the Underwriters in any Syndicated Community Offering or Public Offering, to purchase, on the same terms as other shares are purchased in such Syndicated Community Offering or Public Offering, up to an additional fifteen percent of the shares of the Common Stock offered in the Subscription Offering.

          "Oversubscription Provision" shall mean the increase in the number of shares of Common Stock that may be offered to subscribers in the Subscription Offering and the Community Offering pursuant to Section 3.03(b) hereof.

          "Person" shall mean any corporation, partnership, trust, unincorporated association, any other entity or any natural person.

          "Plan" or "Plan of Reorganization" shall mean this Plan of Reorganization, including any amendments thereto.

          "Prospectus" shall mean the Prospectus to be used in offering the Common Stock in the Subscription Offering and the Community Offering.

          "Proxy Statement" shall mean the document to be used to solicit proxies from Voting Depositors to vote at the Special Meeting.

          "Public Offering" shall mean the offering of certain shares of Common Stock in accordance with Section 3.09 hereof.

          "Public Offering Price" shall mean the price at which the shares of Common Stock are offered in the Public Offering.

          "Qualifying Deposit" shall mean one or more Deposit Accounts with the Bank totaling, in the aggregate, at least one hundred dollars ($100.00).

          "Reorganization" shall mean the reorganization of the Bank into the MHC and the organization of the Company as a subsidiary of the MHC and the Stock Bank as a subsidiary of the Company pursuant to this Plan.

          "SEC" shall mean the Securities and Exchange Commission.

          "Special Meeting" shall mean the Special Meeting of Depositors to be called for the purpose of submitting the Plan to the Voting Depositors for their approval.

          "Stock Offering" shall mean the offering of the Common Stock of the Company to persons other than the MHC, on a priority basis as set forth in, and subject to the limitations of, the Plan.

          "Subaccount Balance" shall mean, with respect to each Eligible Account Holder and Supplemental Eligible Account Holder, the portion of the liquidation account that such Eligible Account Holder and Supplemental Eligible Account Holder would be entitled to receive pursuant to the Conversion Regulations in the event of a complete liquidation of the Bank subsequent to the Reorganization. The initial Subaccount Balance of each Eligible Account Holder and Supplemental Eligible Account Holder shall be determined in accordance with
Section 86.4(f)(4) of the Conversion Regulations.

          "Subscription Offering" shall mean the offering of the Common Stock to Eligible Account Holders, Supplemental Eligible Account Holders and Tax Qualified Employee Benefit Plans in accordance with Section 3.04 hereof.

          "Subscription Rights" shall mean the rights described in Section 3.04 hereof.

          "Superintendent" shall mean the Superintendent of Banks of the State of New York.

          "Supplemental Eligibility Record Date" shall mean the supplemental record date for determining Supplemental Eligible Account Holders, which is the last day of the calendar quarter preceding the Superintendent's approval of the Plan of Reorganization.

          "Supplemental Eligible Account Holder" shall mean any Depositor of the Bank (other than an Eligible Account Holder) who owned a Qualifying Deposit on the Supplemental Eligibility Record Date.

          "Syndicated Community Offering" shall mean the offering of Common Stock following the Subscription and Community Offerings through a syndicate of broker-dealers, if any.

          "Syndicated Community Offering Price" shall mean the per share price submitted with orders for shares of Common Stock in the Syndicated Community Offering, if any.

          "Tax-Qualified Employee Stock Benefit Plan" shall mean any defined benefit plan or defined contribution plan, such as an employee stock ownership plan, stock bonus plan, profit-sharing plan or other plan, that is maintained by the Company or the Bank for the benefit of the officers or employees of the Company, the Bank, or any Affiliate of either of them; that, by its terms, is authorized or required to purchase Common Stock, and that, with its related trust, meets the requirements to be "qualified" under Section 401 of the Internal Revenue Code. The Bank may make scheduled discretionary contributions to a Tax-Qualified Employee Stock Benefit Plan, provided that, among other things, such contributions do not cause the Bank to fail to meet its regulatory capital requirements.

          "Trustee" shall mean a member of the Board of Trustees of the Bank prior to the Reorganization.

          "Underwriters" shall mean any investment banking firm or firms purchasing or distributing the Common Stock to be offered in a Public Offering, if any.

          "Underwriting Agreement" shall mean the agreement between the Company and the Underwriters pursuant to which the Underwriters agree to purchase or distribute certain shares of the Common Stock for offering in a Public Offering, if any.

          "Voting Depositor" shall mean any Depositor of the Bank who owns a Qualifying Deposit on the Voting Record Date.

          "Voting Record Date" shall mean the date fixed by the Board of Trustees of the Bank as the date for determining Depositors of the Bank entitled to notice of and to vote at the Special Meeting.

                                  ARTICLE II

                 Procedure for Approval of the Reorganization
                 --------------------------------------------

     Section 2.01   Application and Notice.
                    ----------------------

          This Plan, having been duly adopted by the Board of Trustees of the Bank, will be submitted, together with an Application for Reorganization in the forms required by the Conversion Regulations, to the Superintendent for approval, to the Banking Board to request certain waivers, if required, and to the FDIC for non-objection. Following approval of this Plan by the Board of Trustees of the Bank, the Bank will cause notice of the adoption of the Plan, and of its intention to convert to stock form and to reorganize into two-tier mutual holding company form, to be conspicuously posted at its home office and each of its branch offices. The Bank will also issue a press release containing all of the material terms of the proposed Reorganization and will place an advertisement containing such material terms in a newspaper having general circulation in the communities in which the principal office and branches of the Bank are located.

     Section 2.02   Approval of Plan by Voting Depositors; the Special Meeting.
                    ----------------------------------------------------------

          (a) Following (i) approval of the Bank's Application for Conversion by the Superintendent, (ii) the non-objection of the FDIC and (iii) the receipt of all necessary waivers of the Superintentdent of Banks and the Banking Board, the Bank shall submit the Plan to the Bank's Voting Depositors for approval at the Special Meeting. The Bank shall mail to each Voting Depositor, at his or her last known address appearing on the records of the Bank, a copy of the Plan and the proposed Restated Organization Certificate of the Bank and proposed By-Laws of the Bank, the proposed Certificate of Incorporation of the Company and proposed By-Laws of the Company, a Notice of Special Meeting, Proxy Card and Subscription Order Form and a long-form Proxy Statement (which contains a detailed description of the Reorganization and contains offering material relating to the Subscription Offering) in the forms required by the Conversion Regulations, describing the Plan and certain other matters relating to the Bank and its Reorganization. Separate and readily distinguishable postage-paid envelopes shall be provided for the return of Proxy Cards and Subscription Order Forms.

          (b) At the Special Meeting, each Voting Depositor shall be entitled to cast one vote in person or by proxy for every one hundred dollars ($100.00) such Voting Depositor had on deposit with the Bank as of the Voting Record Date; provided, however, that no Voting Depositor shall be eligible to cast more than one thousand (1,000) votes. The Board of Trustees shall appoint an independent custodian and tabulator to receive and hold proxies to be voted at the Special Meeting and count the votes cast in favor of and in opposition to the Plan.

          (c) The Superintendent shall be notified of the results of the Special Meeting by a certificate signed by the President and Secretary of the Bank within five days after the conclusion of the Special Meeting. The Plan must be approved by the affirmative vote of at least seventy-five percent (75%) in amount of deposit liabilities of the Voting Depositors represented in person or by proxy at the Special Meeting and by the affirmative vote of at least a majority of the amount of votes entitled to be cast by Voting Depositors at the Special Meeting. If the Plan is so approved, the Bank will take all other necessary steps to effect the Reorganization subject to the terms and conditions of the Plan. If the Plan is not so approved, upon conclusion of the Special Meeting and any adjournment or postponement thereof, the Plan shall not be implemented without further vote and all funds submitted in the Subscription Offering and Community Offering will be returned to subscribers, with interest as provided herein, and all withdrawal authorizations will be canceled.

     Section 2.03   Company Approvals.
                    -----------------

          The Board of Trustees of the Bank intends to take all necessary steps to form the Company and the MHC. The Bank will be a wholly owned subsidiary of the Company (unless the Company is not utilized in the Reorganization) and the Company will be a majority owned subsidiary of the MHC. If the Company is utilized, upon the Reorganization, the Bank will issue its capital stock to the Company, and the Company will issue and sell the Common Stock in accordance with this Plan. The Company will make timely applications for any requisite regulatory approvals, including an Application with the Superintendent, a Holding Company Application with the FRB, and a Registration Statement on Form S-1 to be filed with the SEC.

                                  ARTICLE III

                             Sale of Common Stock
                             --------------------

     Section 3.01   In General.
                    ----------

          (a) As soon as practicable after adoption of the Plan by the Board of Trustees of the Bank and the Board of Directors of the Company, the Company shall register the Common Stock under the Securities Act of 1933, as amended, and any applicable state laws. After registration of the Common Stock and receipt of all required regulatory approvals, the Company will be authorized to undertake one or more Minority Stock Offerings of less than 50% in the aggregate of the total outstanding Common Stock to the Holders of Subscription Rights in the respective priorities set forth in Section 3.04; provided, however, that no offer for sale of the Common Stock shall be made prior to the mailing to Voting Depositors of the Proxy Statement for the Special Meeting. Shares of Common Stock not subscribed for in the Subscription Offering will be offered for sale in a Community Offering. Any Common Stock remaining unsold upon completion of the Subscription Offering and Community Offering shall be offered for sale in a Syndicated Community Offering or a Public Offering or in some other manner as determined by the Board of Trustees of the Bank and the Board of Directors of the Company with the approval of the Superintendent. Any such Syndicated Community or Public Offering shall be conducted in a manner that is intended to achieve a the widest possible distribution of the Common Stock.

          (b) The Community Offering may be commenced concurrently with the Subscription Offering; provided, however, that any orders received in the Community Offering shall be subject to availability of shares upon conclusion of the Subscription Offering. The offer and sale of Common Stock prior to the Special Meeting shall, however, be conditioned upon approval of the Plan by the Voting Depositors. The sale of all Common Stock subscribed for in the Subscription and Community Offerings will be consummated simultaneously on the date the sale of Common Stock in any Syndicated Community Offering or Public Offering is consummated and only if all Common Stock is sold.

          (c) The sales price per share of the Common Stock shall be a uniform price determined in accordance with Section 86.5(c) of the Conversion Regulations and Section 3.03 hereof, except that the price to be paid by or through the Underwriters in connection with a Syndicated Community Offering or Public Offering may be less a negotiated Underwriters' commission or discount. The Bank may also elect to offer to pay fees on a per share basis to qualifying brokers, as determined by the Bank in its sole discretion, who assist Persons in determining to purchase shares in the Subscription and Community Offerings.

          (d) The Board of Trustees of the Bank may determine for any reason at any time prior to the issuance of the Common Stock not to utilize a two-tier mutual holding company form of organization in the Reorganization. If the Board of Trustees of the Bank determines not to complete the Reorganization utilizing two-tier mutual holding company form of organization, the capital stock of the Bank will be issued and sold in accordance with the Plan. In such case, the Company's registration statement on Form S-l will be withdrawn from the SEC, the Bank will take all steps necessary to complete the Reorganization to a mutual holding company form of organization, including filing any necessary documents with the FDIC, and will issue and sell the Common Stock in accordance with this Plan and the MHC will own a majority of the Common Stock of the Bank. In such event, any subscriptions or orders received for Common Stock of the Company shall be deemed to be subscriptions or orders for Common Stock of the Bank on the same terms and conditions that such provisions apply to the Common Stock of the Company. In that event all references to the Company in this Plan shall be deemed to refer to the Bank or shall have no effect, as the context requires, and the Bank shall take such steps as permitted or required by the Superintendent or the SEC.

     Section 3.02   Reorganization into Mutual Holding Company.
                    ------------------------------------------

          As part of the Reorganization, the Bank will convert to a New York chartered stock savings bank, and will establish the Company as a Delaware corporation and the MHC as a New York mutual holding company. The Reorganization will be effected as follows, or in any manner approved by the Superintendent that is consistent with the purposes of this Plan and applicable laws and regulations.

          As part of the Reorganization: (i) the Bank will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim One"); (ii) Interim One will organize an interim stock savings bank as a wholly-owned subsidiary ("Interim Two"); (iii) Interim One will organize the Company as a wholly-owned subsidiary; (iv) the Bank will exchange its organization certificate for a stock savings bank organization certificate to become the Stock Bank and Interim One will exchange its organization certificate for a mutual holding company organization certificate to become the MHC; (v) Interim Two will merge with and into the Stock Bank with the Stock Bank as the resulting institution; (vi) all of the initially issued stock of the Stock Bank will be transferred to the MHC in exchange for membership interests in the MHC; and (vii) the MHC will contribute the capital stock of the Stock Bank to the Company and the Stock Bank will become a wholly-owned subsidiary of the Company. Contemporaneously with the Reorganization, the Company will offer for sale in the Stock Offering shares of Common Stock representing up to 49% the pro forma market value of the Company and the Bank. Steps (iv) through (vii) of the Reorganization and the Stock Offering will occur simultaneously.

     Upon the consummation of the Reorganization, the legal existence of the Bank will not terminate, but the Stock Bank will be a continuation of the Bank, and all property of the Bank, including its right, title, and interest in all property of whatsoever kind and nature, interest and asset of every conceivable value or benefit then existing or pertaining to the Bank, or which would inure to the Bank immediately by operation of law and without the necessity of any conveyance or transfer and without any further act or deed, will vest in the Stock Bank. The Stock Bank will have, hold, and enjoy the same in its right and fully and to the same extent as the same was possessed, held, and enjoyed by the Bank. The Stock Bank will continue to have, succeed to, and be responsible for all the rights, liabilities and obligations of the Bank and will maintain its headquarters and operations at the Bank's present locations.

     Upon consummation of the Reorganization, substantially all of the assets and liabilities (including the savings accounts, demand accounts, tax and loan accounts, United States Treasury general accounts, or United States Treasury Time Deposit Accounts, as defined in the Conversion Regulations) of the Bank shall become the assets and liabilities of the Stock Bank, which will thereupon become an operating savings bank subsidiary of the Company and of the MHC. The Bank will apply to the Superintendent to have the Company receive or retain (as the case may be) up to 50% of the net proceeds of the Stock Offering, or such other amount as may be determined by the Board of Directors. The Stock Bank may distribute additional capital to the Company following the Reorganization, subject to the New York banking regulations governing capital distributions.

     A.   Effect on Deposit Accounts and Borrowings

     Each deposit account in the Bank on the Effective Date will remain a deposit account in the Stock Bank in the same amount and upon the same terms and conditions, and will continue to be federally insured up to the legal maximum by the FDIC in the same manner as deposit account existed in the Bank immediately prior to the Reorganization. Upon consummation of the Reorganization, all loans and other borrowings from the Bank shall retain the same status with the Stock Bank after the Reorganization as they had with the Bank immediately prior to the Reorganization.

     B.   The Bank

     Upon completion of the Reorganization, the Stock Bank will be authorized to exercise any and all powers, rights and privileges of, and will be subject to all limitations applicable to, capital stock savings banks under federal law. The Reorganization will not result in any reduction of the amount of retained earnings and general loss reserves will be accounted for by the MHC, the Company and the Stock Bank on a consolidated basis in accordance with generally accepted accounting principles.

     The initial members of the Board of Directors of the Stock Bank will be the members of the existing Board of Directors of the Bank. The Stock Bank will be wholly-owned by the Company. The Company will be wholly-owned by its stockholders who will consist of the MHC and, initially, the persons who purchase Common Stock in the Stock Offering and the foundation. Upon the Effective Date of the Reorganization, the voting and membership rights of Depositors will be transferred to the MHC, subject to the conditions specified below.

     C.   The Company

     The Company will be authorized to exercise any and all powers, rights and privileges, and will be subject to all limitations applicable to bank holding companies and mutual holding companies under New York and federal law and regulations. The initial members of the Board of Directors of the Company will be appointed by the Bank. Thereafter, the voting stockholders of the Company will elect approximately one-third of the Company's directors annually.

     The Company will have the power to issue shares of Common Stock to persons other than the MHC. However, so long as the MHC is in existence, the MHC will be required to own at least 51% of the Voting Stock of the Company. The Company may issue any amount of Non-Voting Stock to persons other than the MHC. The Company will be authorized to undertake one or more Minority Stock Offerings of up to 49% in the aggregate of the total outstanding Common Stock of the Company, and the Company intends to offer for sale up to 49% of its Common Stock in the Stock Offering.

     D.   The Mutual Company

     As a mutual corporation, the MHC will have no stockholders. The rights and powers of the MHC will be defined by the MHC's Organization Certificate and Bylaws and by the statutory and regulatory provisions applicable to savings and loan holding companies and mutual holding companies.

     The initial members of the Board of Trustees of the MHC will be the existing Board of Directors of the Bank and any additional persons as may be appointed by the Bank, including at least one "unaffiliated director" who is not
(a) an officer or employee of the Stock Bank (or any affiliate thereof) or (b) an officer, trustee or employee of the MHC, to represent the interests of the minority stockholders. Thereafter, approximately one-third of the directors of the MHC will be elected annually by the members of the MHC who will consist of the former Depositors of the Bank and all persons who become depositors of the Bank after the Reorganization.

     E.   Use of Proceeds

          Upon the issuance of the Common Stock, the Company will contribute to the Bank at least 50% of the net Stock Offering proceeds. The MHC will retain $100,000 of the net proceeds of the sale of the Common Stock. A greater percentage may be retained in the discretion of the Boards of Trustees of the Bank and the Board of Directors of the Company. The Bank believes that the Stock Offering proceeds will provide economic strength to the Company and the Bank for the future in a highly competitive and regulated environment. The Reorganization will also facilitate any expansion through acquisitions of financial service organizations, any diversification into other related businesses and any engagement in other business and investment purposes, including the possible payment of dividends and possible future repurchases of the Common Stock as permitted by the Conversion Regulations.

     Section 3.03   Pricing and Number of Shares of Common Stock; Independent
                    ---------------------------------------------------------
Appraiser.
---------

          (a) All shares sold in the Reorganization shall be sold at a uniform price per share, the Actual Purchase Price, which shall be no more than $40.00 per share and no less than $5.00 per share. The aggregate price at which the Common Stock shall be sold shall be consistent with the estimated pro forma market value of such Common Stock on the Effective Date of the Reorganization, based upon an independent valuation as provided for in this Section 3.03. The Bank shall cause the Independent Appraiser to prepare a pro forma valuation of the aggregate market value of the Common Stock, which shall be submitted to the Superintendent and the FDIC as part of the Bank's Application for Conversion, such valuation to be stated in terms of an Estimated Price Range, the maximum of which shall be no more than 15% above the average of the minimum and maximum of such price range and the minimum of which shall be no more than 15% below such average. From time to time, as appropriate or as required by the Conversion Regulations or the Superintendent, the Bank shall cause the Independent Appraiser to review developments subsequent to its valuation to determine whether the Estimated Price Range should be revised. Such valuation shall be prepared in accordance with the Conversion Regulations.

          (b) Based on the valuation of the Independent Appraiser pursuant to
Section 3.03(a) hereof, the Board of Trustees of the Bank and the Board of Directors of the Company shall fix the Maximum Subscription Price and the number of shares to be offered. The total number of shares of Common Stock offered shall be subject to increase or decrease at any time prior to any Syndicated Community Offering or Public Offering or other method of sale to reflect changes in market and financial conditions. In the event that the aggregate purchase price of the Common Stock is below the minimum of the Estimated Price Range, or materially above the maximum of the Estimated Price Range, resolicitation of purchasers may be required; provided, that up to a 15% increase above the maximum of the Estimated Price Range will not be deemed material so as to require a resolicitation. Up to a 15% increase in the number of shares to be issued which is supported by an appropriate change in the estimated pro forma market value of the Common Stock will not be deemed to be material so as to require a resolicitation of subscriptions. In the event that the aggregate purchase price of the Common Stock is below the minimum of the Estimated Price Range or in excess of 15% above the maximum of the Estimated Price Range, and a resolicitation is required, such resolicitation shall be effected in such manner and within such time as the Company or the Bank shall establish, with the approval of the Superintendent or the FDIC, if required. The total number of shares of Common Stock offered will be subject to increase in connection with the exercise of any Overallotment Option or the Oversubscription Provision, provided that any additional number of shares of Common Stock issued for these purposes shall not exceed 15% of the total number of shares of the Common Stock offered in the Subscription Offering. The total number of shares of Common Stock that may be issued to persons other than the MHC must be no greater than 49% of the issued and outstanding shares of Common Stock of the Company.

          (c) If the number of shares of Common Stock to be sold in the Reorganization, excluding any number of shares to be issued in connection with any Overallotment Option or the Oversubscription Provision, is increased after commencement of the Subscription Offering, any Person who subscribed for the maximum number of shares of Common Stock shall be permitted to purchase an additional number of shares such that such Person shall be permitted to subscribe for the then maximum number of shares permitted to be subscribed for by such Person as adjusted to take into account the increase in the number of shares to be sold, subject to the rights and preferences of any Person who has priority Subscription Rights. If either the individual purchase limitation or the number of shares of Common Stock, excluding any number of shares to be issued in connection with any Overallotment Option or the Oversubscription Provision, is decreased after commencement of the Subscription Offering, the order of any Person who subscribed for the maximum number of shares of Common Stock shall be decreased by the minimum amount necessary so that such Person shall be in compliance with the then maximum number of shares permitted to be subscribed for by such Person. The Company shall not otherwise be required to offer subscribers the right to modify or rescind their subscriptions as a result of any increase or decrease in the number of shares of Common Stock offered, unless otherwise required by this Plan or by the Superintendent.

          (d) In the event shares of Common Stock are sold in excess of the maximum of the Estimated Price Range (the "Adjusted Maximum"), such shares will be allocated in the following order of priority: (i) in the event that there is an oversubscription at the Eligible Account Holder level, to fill unfulfilled subscriptions of Eligible Account Holders in accordance with Section 3.04(a);
(ii) to fill the Tax-Qualified Employee Stock Benefit Plans' subscriptions in accordance with Section 3.04(b); (iii) in the event there is an oversubscription at the Supplemental Eligible Account Holder level, to fill unfulfilled subscriptions of Supplemental Eligible Account Holders in accordance with
Section 3.04(c); and (iv) to fill unfulfilled Subscriptions in the Community Offering in accordance with Section 3.05.

          (e) If all of the shares of Common Stock are subscribed for in the Subscription Offering and the Community Offering, or are sold in some other manner other than a Syndicated Community Offering or Public Offering, the Board of Trustees of the Bank and the Board of Directors of the Company, in consultation with the Independent Appraiser, shall determine the Actual Purchase Price, subject to approval by the Superintendent. If all shares of the Common Stock are not subscribed for and there is a Syndicated Community Offering or Public Offering, the Board of Trustees of the Bank and the Board of Directors of the Company, in consultation with the Underwriters and the Independent Appraiser, shall determine the Syndicated Offering Price or the Public Offering Price, as the case may be, subject to the approval of the Superintendent. If there is a Syndicated Community Offering or a Public Offering, the Syndicated Offering Price or the Public Offering Price, as the case may be, will determine the Actual Purchase Price. Except for the purchase price of shares sold upon the exercise of any Overallotment Option or the Oversubscription Provision, the aggregate purchase price of the Common Stock shall be within the Estimated Price Range, unless subscribers are offered the right to modify or rescind their subscriptions.

          (f) The Company shall not consummate any sale unless the Independent Appraiser shall have confirmed to the Company, the Bank and the Superintendent that nothing of a material nature has occurred that would cause the Independent Appraiser to conclude that the aggregate purchase price of the shares of Common Stock sold in the Reorganization, exclusive of the aggregate purchase price of shares sold upon the exercise of the Overallotment Option or the Oversubscription Provision, is incompatible with its estimate of the pro forma market value of the Bank at the time of such sale. If the Independent Appraiser is unable to so confirm, the Stock Offering may be canceled or the Bank and the Company may extend the Reorganization, establish a new Estimated Price Range, Actual Purchase Price, extend, reopen or hold a new Subscription Offering and Community Offering, Syndicated Community Offering or Public Offering, or take such other action as the Board of Trustees of the Bank and the Board of Directors of the Company shall determine and the Superintendent shall approve.

          (g) The Common Stock to be issued pursuant to this Plan shall upon issuance be fully paid and nonassessable.

     Section 3.04   Subscription Rights.
                    -------------------

          (a) Each Eligible Account Holder shall receive, as first priority and without payment, nontransferable subscription rights to subscribe for shares of Common Stock equal to an amount up to the greatest of (i) the amount permitted to be subscribed for in the Community Offering, which amount is currently equal to $150,000 of the Common Stock issued in the Stock Offering, as specified in
Section 3.05(d), and may be increased to 5.0% of the Common Stock issued in the Stock Offering or decreased to one-tenth of one percent of the shares of Common Stock issued in the Stock Offering. Such subscription is subject to the maximum purchase limitation specified in Section 3.10(a) and the minimum purchase limitation in Section 3.10(d) and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%. If Eligible Account Holders subscribe for a number of shares of Common Stock that exceeds the total number of shares of Common Stock being issued in the Stock Offering, the Common Stock shall be allocated among subscribing Eligible Account Holders as follows:

               (i) first, to the extent possible, each Eligible Account Holder shall be entitled to subscribe for the entire amount of his or her order, up to 100 shares;

               (ii) second, each Eligible Account Holder subscribing for in excess of 100 shares shall be entitled, with respect to such excess, to subscribe for the same percentage of the total remaining shares to be issued in the Stock Offering as the value of his or her Qualifying Deposits represents to the aggregate value of the Qualifying Deposits of all remaining Eligible Account Holders whose subscriptions remain unsatisfied; provided, however, that no fractional shares shall be issued; and

               (iii) third, any shares then remaining shall be reallocated (one or more times if necessary) among those Eligible Account Holders whose subscriptions are not filled pursuant to subparagraphs (i) or (ii) above, on the basis otherwise set forth in (ii) above until all available shares have been allocated or all subscriptions satisfied.

Subscription Rights to purchase Common Stock received by Trustees and Officers of the Bank, and their Associates, as Eligible Account Holders that are based on their increased Deposit Accounts in the Bank in the one-year period preceding the Eligibility Record Date shall be subordinated to the Subscription Rights of all other Eligible Account Holders granted pursuant to the Conversion Regulations and this Plan.

          (b) The Tax-Qualified Employee Stock Benefit Plans shall receive, without payment, as a second priority after the filling of subscriptions of Eligible Account Holders, non-transferable Subscription Rights to purchase up to a maximum of ten percent (10.0%) of the Common Stock issued in the Stock Offering. If, after the filling of subscriptions of Eligible Account Holders, a sufficient number of shares is not available to fill the subscriptions by such plan, the subscription by such plan shall be filled to the maximum extent possible. A Tax-Qualified Employee Stock Benefit Plan shall not be deemed to be an Associate or Affiliate of, or a Person

Acting in Concert with, any Director or Officer of the Company or the Bank. Notwithstanding any provision contained herein to the contrary, the Bank may make scheduled discretionary contributions to a Tax-Qualified Employee Stock Benefit Plan; provided, among other things, that such contributions do not cause the Bank to fail to meet its regulatory capital requirements.

          (c) Each Supplemental Eligible Account Holder shall receive, as third priority and without payment, nontransferable Subscription Rights to subscribe for shares of Common Stock equal to an amount up to the greatest of (i) the amount permitted to be subscribed for in the Community Offering, which amount is currently $150,000 of the Common Stock offered in the Stock Offering, as specified in Section 3.05(d), and may be increased to 5.0% of the Common Stock offered in the Stock Offering or decreased to one-tenth of one percent of the total offering of shares of Common Stock. Such subscription is subject to the maximum purchase limitation specified in Section 3.10(a) and the minimum purchase limitation in Section 3.10(d) and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%. If Supplemental Eligible Account Holders subscribe for a number of shares of Common Stock that exceeds the total number of shares of Common Stock being issued in the Stock Offering and available after purchases by Eligible Account Holders and Tax-Qualified Employee Stock Benefit Plans, the Common Stock shall be allocated among subscribing Supplemental Eligible Account Holders as follows:

               (i) first, to the extent possible, each Supplemental Eligible Account Holder shall be entitled to subscribe for the entire amount of his or her order, up to 100 shares;

               (ii) second, each Supplemental Eligible Account Holder subscribing for in excess of 100 shares shall be entitled, with respect to such excess, to subscribe for the same percentage of the total remaining shares to be issued in the Stock Offering as the value of his or her Qualifying Deposits represents to the aggregate value of the Qualifying Deposits of all remaining Supplemental Eligible Account Holders whose subscriptions remain unsatisfied; provided, however, that no fractional shares shall be issued; and

               (iii) third, any shares then remaining shall be reallocated (one or more times if necessary) among those Supplemental Eligible Account Holders whose subscriptions are not filled pursuant to subparagraphs (i) or
     (ii) above, on the basis otherwise set forth in (ii) above until all available shares have been allocated or all subscriptions satisfied.

          (d) Subscription Rights are non-transferable and may not be exercised by or on behalf of any Person other than the Holder of Subscription Rights. Prior to the Effective Date, no Person shall offer to transfer, enter into any agreement or understanding to transfer, or transfer the legal or beneficial ownership of any shares of Common Stock, except pursuant to or as contemplated by this Plan.

          (e) The Bank shall make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to the Plan reside. No Person will be offered or sold any Common Stock in the Subscription Offering if such Person resides in a foreign jurisdiction. No payment will be made in lieu of the granting of Subscription Rights to any such Person.

     Section 3.05   Community Offering.
                    ------------------

          Shares of Common Stock not subscribed for in the Subscription Offering shall be offered in a Community Offering, commencing concurrently with or subsequent to the commencement of the Subscription Offering, subject to the following terms and conditions:

          (a) The Community Offering shall made to the those persons that the Bank determines to be members of its community, including without limitation, customers, employees, Officers, and Trustees of the Bank and their immediate families, trusts or custodial arrangements forming part of an Individual Retirement Account established pursuant to Section 408 of the Internal Revenue Code, or part of a qualified retirement plan established pursuant to Section 401(a) of the Internal Revenue Code and maintained for the benefit of any such natural person, and certain institutional investors. Shares of Common Stock offered in the Community Offering will be offered in the order of priority listed below:

               (i) First, to depositors with accounts at the Bank with total balances of at least $100 at the commencement of the Community Offering;

               (ii)  Second, to residents of Oneida County, New York; and

               (iii) Third, to other members of the public.

          (b) The Community Offering shall be completed no later than 45 days following the termination of the Subscription Offering, unless extended with the approval of the Superintendent.

          (c) The Community Offering shall be by means of a direct marketing program. The Bank or the Company may, if the Board of Trustees of the Bank and the Board of Directors of the Company deem it advisable, engage the services of a registered broker-dealer, consultant or investment banking firm, experienced and expert in the sale of savings institution securities, to assist the Company in the direct marketing program. The Company and the Bank shall make distribution of the Common Stock to be sold in the Community Offering in such a manner as to promote a reasonably wide distribution of Common Stock.

          (d) Any Person subscribing for Common Stock pursuant to the provisions of this Section 3.05 shall be required to purchase a minimum of 25 shares to the extent such shares are available for purchase. The maximum amount that any Person, together with any Associate or group of Persons Acting in Concert, may subscribe for in the Community Offering shall be $150,000 of the Common Stock offered in the Reorganization; provided, however, that the amount permitted to be purchased in the Community Offering may be increased to 5.0% of the Common Stock issued in the Stock Offering or decreased to less than $150,000 without the further approval of depositors or resolicitation of subscribers. If there are not sufficient shares available to fill all subscription requests, the total number of shares available in the Community Offering shall be allocated to each subscriber whose order is accepted, the shares available to such subscriber will be allocated in the manner which permits each such person, to the extent possible, to purchase the number of shares necessary to make his total allocation of Common Stock equal to the lesser of 100 shares or the number of shares subscribed for by such persons, thereafter, unallocated shares will be allocated among such persons whose subscriptions remain unsatisfied on a 100 shares per order basis until all such orders have been filled or the remaining shares have been allocated.

          (e) The Bank shall make reasonable efforts to comply with the securities laws of all States in the United States in which Persons entitled to subscribe for shares of Common Stock pursuant to the Plan reside. No Person will be offered or sold any shares of Common Stock in the Community Offering if such Person resides in a foreign jurisdiction.

          (f) Notwithstanding the foregoing, the Company reserves the absolute right to accept or reject any or all orders in the Community Offering in whole or in part for any reason not in contravention of any applicable law or regulation.

     Section 3.06   Subscription and Community Offering Procedures; Order Forms
                    -----------------------------------------------------------

          (a) After the registration statement for the Common Stock has been declared effective and all other required regulatory approvals have been obtained, the Company shall distribute or make available the Prospectus, together with Order Forms for the purchase of Common Stock, to the Holders of Subscription Rights for the purpose of enabling them to exercise their respective Subscription Rights. Such notice may be included with the Proxy Statement for the Special Meeting and may also be included in a notice of the pendency of the Reorganization and the Special Meeting sent to all Voting Depositors. Each Order Form must be preceded or accompanied by the Prospectus describing the Company, the Bank, the Common Stock, the Subscription Offering and the Community Offering. Each Order Form shall contain such information as may be required by the Conversion Regulations.

          (b) The Holders of Subscription Rights shall have a period of time within which to complete and deliver an Order Form to the Company. The exact date and time by which completed Order Forms must be received by the Company shall be set forth on the Order Form; provided, that if the Holders of Subscription Rights are required to return a postage-paid request card to receive a Prospectus and Order Form, the Subscription Offering shall not terminate until the expiration of five days after the Special Meeting unless a shorter period of time is approved by the New York State Banking Department. Failure of any Holder of Subscription Rights to deliver a properly executed Order Form to the Company, together with full payment (or authorization for full payment by withdrawal from a Deposit Account with the Bank) for the shares of Common Stock subscribed for, within the time limits prescribed shall be deemed a waiver and release by such Person of any Subscription Rights.

          (c) The Company shall also distribute or make available the Prospectus, together with Order Forms for the purchase of Common Stock, to certain other Persons described in Section 3.05. A subscriber in the Community Offering shall have a period of time within which to complete and deliver an Order Form to the Company, which period of time shall end at the same time that the Subscription Offering terminates, unless extended pursuant to Section 3.05(b). The exact date and time by which completed Order Forms must be received by the Company shall be set forth on the Order Form.

          (d) The Company may, subject to the provisions of this Plan and any required approval of the Superintendent, extend the period during which an Order Form must be completed and delivered to the Company. Any such extension shall be for a period that the Board of Trustees of the Bank and the Board of Directors of the Company determine is appropriate.

          (e) The Company reserves the right to accept or reject orders on photocopied or facsimilied order forms. The Company may, but will not be required to, waive any irregularity on any Order Form, or require the submission of corrected Order Forms or the remittance of full payment for subscribed shares of Common Stock by such date as set forth in the Prospectus. The interpretation by the Company of the terms and conditions of the Order Forms will be final and binding on all subscribers

     Section 3.07   Payment for Common Stock.
                    ------------------------

          (a) Payment for shares of Common Stock subscribed for in the Subscription Offering and in any Community, Syndicated Community or Public Offerings shall be equal to the Maximum Subscription Price multiplied by the number of shares that are being subscribed for. Such payment must, except as noted below, be made at the time the Order Form is delivered to the Company and may be made:

               (i) in cash, if delivered in person, or by check, bank draft, or money order, or

               (ii) if the subscriber has a Deposit Account in the Bank, the subscriber may authorize the Bank to withdraw from such Deposit Account an amount equal to the aggregate Maximum Subscription Price of the shares for which the Person subscribed.

If the subscriber is a Benefit Plan of the Bank, the subscribing Benefit Plan may pay for the shares of Common Stock at the Actual Purchase Price on or prior to the Effective Date. If the subscribing Benefit Plan is an employee stock ownership plan, it may pay on or prior to the Effective Date only if it has received a loan commitment from the Company or a source of funding acceptable to the Company, committing to advance to the Benefit Plan on or before the Effective Date the aggregated Maximum Subscription Price of the shares for which the Benefit Plan subscribed. Notwithstanding the foregoing, the Bank and the Company shall have the right, in their sole discretion, to permit institutional investors to submit contractually irrevocable orders in the Community Offering and to thereafter submit payment for the Common Stock for which they are subscribing in the Community Offering at any time prior to 48 hours before the completion of the Reorganization, unless such 48-hour period is waived by the Bank and the Company, in their sole discretion.

          (b) If the Actual Purchase Price is less than the Maximum Subscription Price, the difference will be promptly refunded to all subscribers (or withdrawal authorizations from time or Deposit Accounts shall be reduced).

          (c) If a subscriber authorizes a withdrawal of the amount of the Maximum Subscription Price multiplied by the number of shares that are being subscribed for from a time or Deposit Account with the Bank as payment for the shares subscribed for, the Bank will have the right upon receipt of the Order Form by the Company to make such withdrawal immediately or to place a hold on such account equal to such aggregate Maximum Subscription Price. The Bank will allow withdrawal from certificates of deposit for such payment without the assessment of penalties; however, if the withdrawal results in the certificate failing to meet any applicable minimum balance requirement, the certificate evidencing the account may be canceled and the remaining balance transferred to a statement savings account that will earn interest at the regular passbook rate. Where any applicable required minimum balance is maintained in such certificate account, the rate of return on the balance of the certificate account will remain the same as prior to such early withdrawal. If the Bank withdraws funds from a subscriber's time account, or places a hold on such account, in accordance with this Section 3.07, and the time account matures prior to the date the Reorganization is completed or terminated, the funds so withdrawn or placed under a hold shall be transferred upon maturity of the time account to a statement savings account that will earn interest at the regular passbook rate.

          (d) The Bank will pay interest, at not less than the passbook rate, for all amounts paid in cash, by check, bank draft or money order to purchase shares of the Common Stock in the Subscription Offering or Community Offering from the date payment is received until the date the Reorganization is completed or terminated. If any withdrawal from a time or Deposit Account made pursuant to paragraph (c) above is made at any time prior to the date the Reorganization is completed or terminated, the Bank shall pay interest to the subscriber on the amount withdrawn as if such amount had remained in the account from which it was withdrawn until the date the Reorganization is completed or terminated.

          (e) The Bank will not knowingly loan funds or otherwise extend credit to any Person for the purpose of purchasing shares of the Common Stock.

          (f) Wire transfers as payment for Common Stock will not be permitted or accepted as proper payment.

     Section 3.08   Syndicated Community Offering.
                    -----------------------------

          (a) Shares of Common Stock not sold in the Subscription Offering or the Community Offering shall be offered for sale in a Syndicated Community Offering, subject to such terms, conditions and procedures as may be determined by the Bank, in a manner that is intended to achieve the a reasonably wide distribution of the Common Stock subject to the right of the Bank to accept or reject in whole or in part all subscriptions in the Syndicated Community Offering.

          (b) In the Syndicated Community Offering, any Person together with any Associate or group of Persons Acting in Concert may purchase up to $150,000 of the Common Stock offered in the Reorganization subject to the maximum purchase limitation specified in Section 3.10(a) and the minimum purchase limitation specified in Section 3.10(d) and exclusive of an increase in the total number of shares issued due to an increase in the Estimated Price Range of up to 15%. However, the shares purchased in the Community Offering by any Person together with an Associate or group of Persons Acting in Concert pursuant to
Section 3.06 shall be counted toward meeting the maximum purchase limitation found in this Section 3.08.

          (c) Provided that the Subscription Offering has commenced, the Bank may commence the Syndicated Community Offering at any time after the mailing to the depositors of the Proxy Statement to be used in connection with the special meeting of depositors, provided that the completion of the offer and sale of the Common Stock shall be conditioned upon the approval of this Plan by Voting Depositors. If the Syndicated Community Offering is not sooner commenced pursuant to the provisions of the preceding sentence, the Syndicated Community Offering will be commenced as soon as practicable following the date upon which the Subscription and Community Offerings terminate.

     Section 3.09   Public Offering Alternative.
                    ---------------------------

          (a) Shares of Common Stock not sold in the Subscription Offering or the Community Offering may, as an alternative to a Syndicated Community Offering pursuant to Section 3.08, be offered for sale by the Company to or through Underwriters. The provisions of Section 3.10 shall not be applicable to sales to Underwriters for purposes of such a Public Offering. Any such Underwriter shall agree to (a) purchase such shares from the Company with a view to reoffering them to the general public; (b) use their best efforts to sell, for the account of the Company, such shares to the general public; or (c) a combination of (a) and (b), subject to the following terms and conditions:

          (b) Any Underwriting Agreement shall provide that the Underwriters shall agree to purchase all shares of the Common Stock not sold in the Subscription Offering or the Community Offering, if any such shares are purchased.

          (c) The price paid to the Company by or through the Underwriters for the Common Stock shall be the aggregate Public Offering Price for the shares of Common Stock so offered, less discounts and commissions as negotiated between the Bank, the Company and the Underwriters and approved by the Superintendent and the National Association of Securities Dealers, Inc.

          (d) The Underwriting Agreement shall be subject to the following conditions and such other conditions as may be acceptable to the Bank, the Company and the Superintendent:

               (i) purchases in the Public Offering shall be subject to the limitations of Section 3.10; and

               (ii) the Company and its Underwriters shall use reasonable efforts to assure that the stock to be offered and sold in the Public Offering shall be offered and sold in a manner that, to the extent practicable, will achieve a reasonably wide distribution of such stock.

          (e) If for any reason a Syndicated Community Offering or a Public Offering of shares of Common Stock not sold in the Subscription and Community Offerings cannot be effected, or if any insignificant residue of shares of Common Stock is not sold in the Subscription and Community Offerings or in the Syndicated Community or Public Offering, other arrangements will be made for the disposition of unsubscribed shares by the Bank, if possible. Such other purchase arrangements will be subject to the approval of the Superintendent.

     Section 3.10   Restrictions on Purchase and Transfer of Common Stock
                    -----------------------------------------------------

          The following limitations shall apply to all purchases of Common
Stock:

          (a) The aggregate amount of outstanding Common Stock of the Company owned or controlled by persons other than the MHC at the close of the Stock Offering shall be less than 50% of the Company's total outstanding Common Stock.

          (b) No Person, acting alone, acting together with any other Person, or Acting in Concert with any group of Persons, shall be entitled to purchase more than $150,000 of the Common Stock issued in the Stock Offering, provided, however, that in the event the maximum purchase limitations set forth in this
Section 3.10(a) are increased pursuant to Section 3.10(e) below to more than $150,000 of the shares of Common Stock offered, orders for Common Stock in the Community Offering and in the Syndicated Community Offering (or the Public Offering), if any, shall, as determined by the Bank and the Holding Company, first be filled to a maximum of $150,000 of the total number of shares of Common Stock offered and thereafter remaining shares shall be allocated on an equal number of shares per order basis until all orders have been filled. For purposes of applying this purchase limitation, the purchases of any Tax-Qualified Employee Stock Benefit Plan shall not be subject to such purchase limitation, and the purchases of any Benefit Plan shall not be aggregated with those of any other Benefit Plan or other Person; provided, however, that any one or more Tax-Qualified Employee Stock Benefit Plans may subscribe for up to and including 10% of the Common Stock issued.

          (c) The Officers and Trustees of the Bank and Officers and Directors of the Company and their Associates, collectively, shall be entitled to purchase up to and including 25% of the Common Stock issued in the Stock Offering. In applying this limitation, Common Stock purchased by any one or more Tax-Qualified Employee Stock Benefit Plan shall not be counted.

          (d) Shares of Common Stock subscribed for in the Subscription Offering, the Community Offering and any Syndicated Community Offering or Public Offering or otherwise purchased shall be aggregated for purposes of determining if the limitations of Section 3.10(a) and (b) have been violated.

          (e) Any Person exercising Subscription Rights to purchase Common Stock shall be required to purchase a minimum of 25 shares to the extent such shares are available for purchase. However, in the event the minimum number of shares of Common Stock that must be purchased times the price per share exceeds five hundred dollars ($500.00), then the minimum purchase requirement shall be reduced to such number of shares that, when multiplied by the price per share, the aggregate price for any such minimum purchase of shares of Common Stock shall not exceed five hundred dollars ($500.00).

          (f) Depending upon market or financial conditions, the Board of Trustees of the Bank and the Board of Directors of the Company, without further approval of the subscribers, may decrease or increase the purchase limitations in this Plan, provided that the maximum purchase limitations may not be increased to a percentage in excess of 5.0%. If the Bank and the Company increase such maximum purchase limitations, the Bank and the Company are only required to resolicit Persons who subscribed for the maximum purchase amount and may, in the sole discretion of the Bank and the Company, resolicit certain other large subscribers.

          (g) Each Person purchasing Common Stock in the Reorganization shall be deemed to confirm that such purchase does not conflict with the purchase limitations set forth in this Plan.

          (h) As used in this Section 3.10, the Officers, Directors and Trustees of the Bank and the Company shall not be deemed to be Associates or a group affiliated with each other or otherwise Acting in Concert solely as a result of their being Officers, Trustees or Directors of the Bank or the Company.

          (i) The Board of Directors of the Company has the right in its sole discretion to reject any order submitted by a person whose representations the Board of Directors believes to be false or who it otherwise believes, either alone or acting in concert with others, is violating, circumventing, or intends to violate, evade or circumvent the terms and conditions of this Plan.

     Prior to the consummation of the Stock Offering, no person shall offer to transfer, or enter into any agreement or understanding to transfer the legal or beneficial ownership of any subscription rights or shares of Common Stock, except pursuant to this Plan. Each person purchasing Common Stock shall be deemed to confirm that such purchase does not conflict with the above purchase limitations contained in this Plan.

     Section 3.11   Time Limits for Sale of Shares; Effect of Inability to Sell.
                    -----------------------------------------------------------

          All shares of Common Stock not subscribed for at the completion of the Subscription Offering shall be sold within 45 days after completion of the Subscription Offering, or such longer period as the Superintendent may approve. If all shares are not sold as provided for herein, the Bank and the Company will consult with the Superintendent to determine an alternative method of sale. In such event and if required by the Superintendent or the SEC, a resolicitation of those Persons who have subscribed for shares will be made. If such an alternative method is not agreed upon, the Reorganization will not be effected, the Bank will remain in mutual form, all funds submitted to the Bank and the Company as payment for shares of the Common Stock will be returned to subscribers, with interest as provided herein, and all withdrawal authorizations will be canceled.

     Section 3.12   Establishment and Funding of Foundation.
                    ---------------------------------------

          (a) As part of the Reorganization, the Company and the Bank intend to establish the Foundation and to donate to the Foundation from authorized but unissued shares up to 3.0% of the number of shares of Common Stock sold in the Stock Offering. The Foundation is being formed in connection with the Reorganization in order to complement the Bank's existing community reinvestment activities and to share with the Bank's local communities a part of the Bank's financial success as a locally headquartered, community-minded, financial services institution. The funding of the Foundation with Common Stock of the Company accomplishes this goal as it enables the community to share in the growth and profitability of the Company and the Bank over the long-term.

          (b) The Foundation will be dedicated to the promotion of charitable purposes including community development, grants or donations to support housing assistance, not-for-profit community groups and other types of organizations or civic-minded projects. The Foundation will annually distribute total grants to assist charitable organizations or to fund projects within its local community of not less than 5% of the average fair value of Foundation assets each year.
In order to serve the purposes for which it was formed and to maintain its qualification under Section 501(c)(3) of the Internal Revenue Code, the Foundation may sell, on an annual basis, a limited portion of the Common Stock contributed to it by the Company.

          (c) A majority of the board of directors of the Foundation will be comprised of individuals who are Officers or Directors of the Bank and the remaining board members will be comprised of civic and community leaders from within the Bank's local community. The board of directors of the Foundation will be responsible for establishing the policies of the Foundation with respect to grants or donations, consistent with the stated purposes of the Foundation. The establishment and funding of the Foundation as part of the Reorganization is subject to the approval of the Superintendent and, if applicable, the FDIC, as more fully described in the Prospectus.

     Section 3.13   Enforcement of Terms and Conditions.
                    -----------------------------------

          The Bank and the Company shall have the right to take all such action as they may, in their sole discretion, deem necessary, appropriate, or advisable in order to monitor and enforce the terms, conditions, limitations and restrictions contained in this Article III and elsewhere in this Plan and the terms, conditions and representations contained in the Order Forms, including, but not limited to, the right to require any subscriber or purchaser to provide evidence, in a form satisfactory to the Bank, of such Person's eligibility to subscribe for or purchase shares of the Common Stock under the terms of this Plan and the absolute right (subject only to any necessary regulatory approvals or concurrence) to reject, limit, or revoke acceptance of any subscription or order and to delay, terminate, or refuse to consummate any sale of Common Stock that they believe might violate, or is designed to, or is any part of a plan to evade or circumvent such terms, conditions, limitations, restrictions, and representations. Any such action shall be final, conclusive, and binding on all Persons, and the Bank and the Company and their respective Board of Trustees and Board of Directors shall be free from any liability to any Person on account of any such action.

                                  ARTICLE IV

                             Certain Restrictions
                             --------------------

     Section 4.01   Sale of Shares Purchased by Trustees, Directors or Officers.
                    -----------------------------------------------------------

          All shares of the Common Stock purchased or acquired (either directly or indirectly) by the Trustees or Officers of the Bank or of the Company on original issue in the Reorganization either directly from the Company (by subscription or otherwise) or from the Underwriters (or otherwise beneficially owned by such Trustees or Officers immediately after such original issuance) shall be subject to the restriction that the shares shall not be sold for a period of one year following the date of purchase. Such restriction shall not apply to the shares of any such Trustee or Officer in the event of the death of such Person or any exchange of such shares in connection with a merger or acquisition of the Company or the Bank. In addition, such restriction shall not apply to shares held by any Tax-Qualified Employee Stock Benefit Plan. In connection with the shares of the Common Stock that are subject to this restriction on resale:

          (a) Each certificate for such shares shall bear a legend giving appropriate notice of such restriction;

          (b) Appropriate instructions shall be issued to the transfer agent for the Common Stock with respect to applicable restrictions on transfer of any such restricted stock; and

          (c) Any shares issued as a stock dividend, stock split or otherwise with respect to any such restricted stock shall be subject to the same restrictions as applicable to such originally restricted stock until the restrictions respecting such originally restricted stock are terminated, and any certificate for such shares shall bear a legend advising of such restrictions.

     Section 4.02   Subsequent Purchases of Shares by Trustees, Directors and
                    ---------------------------------------------------------
Officers.
--------

          For a period of three years following the Effective Date, no Officer or Trustee of the Bank or no Officer or Director of the Company (or any person who was an Officer or Trustee of the Bank or an Officer of Director of the Company at any time after the date on which the Board of Trustees of the Bank adopted this Plan), or Associate of any of them, shall, without the prior written approval of the Superintendent, purchase or acquire direct or indirect beneficial ownership of any shares of the capital stock of the Company, except through a broker or dealer registered with the SEC. This restriction shall not apply to any purchase or acquisition effected pursuant to any Benefit Plan or the exercise of any options to purchase Common Stock granted pursuant to a stock option plan.

     Section 4.03   Acquisition of Control.
                    ----------------------

          (a) In accordance with the Conversion Regulations, for a period of not less than three years (or such longer period as may be subsequently authorized under the Conversion Regulations) following the Effective Date, no Person or group of Persons Acting in Concert, other than the MHC, shall, directly or indirectly, offer to acquire or acquire the beneficial ownership of more than ten percent (10%) of any class of any equity security of the Company or the Bank without the prior consent of the Superintendent.

          (b) The Restated Organization Certificate of the Bank will contain a provision stipulating that, for a period of three years following the Effective Date, no Person or group of Persons Acting in Concert, except the Company (if a two-tier mutual holding company form of organization is utilized or the MHC of a single-tier mutual holding company form of organization is utilized), shall directly or indirectly offer to acquire or acquire the beneficial ownership of more than ten percent (10%) of any class of an equity security of the Bank, without the prior written approval of the Superintendent. In addition, such Restated Organization Certificate may also provide that, for a period of three years following the Reorganization, shares beneficially owned in violation of the above-described Restated Organization Certificate provision shall not be entitled to vote and shall not be voted by any Person or counted as voting stock in connection with any matter submitted to shareholders for a vote. In addition, the Restated Organization Certificate will contain provisions providing that special meetings of the shareholders relating to changes in control or amendment of the Restated Organization Certificate may only be called by the Board of Directors and that shareholders shall not be permitted to cumulate their votes for the election of directors.

          (c) The Certificate of Incorporation of the Company will contain a provision to the effect that any record owner of any outstanding shares of the Company's common stock other than the MHC who beneficially owns in excess of 10% of such outstanding shares shall be entitled to cast only one one-hundredth (1/100) of one vote per share with respect to any shares held in excess of 10%. In addition, the Certificate of Incorporation and By-Laws of the Company contain provisions for staggered terms of the directors, noncumulative voting for directors, limitations on the calling of special meetings, a fair price provision for certain business combinations and certain notice requirements.

          (d)  For the purposes of this Section 4.03:

               (i) The term "Person" includes an individual, a group Acting in Concert, a corporation, a partnership, an association, a joint stock company, a trust, an unincorporated organization or similar company, a syndicate, or any other group formed for the purpose of acquiring, holding or disposing of securities of an insured institution, and the term "Person" does not include the Company or any majority-owned subsidiary thereof, the MHC, or any majority-owned subsidiary thereof, or any Tax-Qualified Employee Stock Benefit Plan or any trust or custodial arrangement established in connection with any such plan; provided, that the plan or plans do not have beneficial ownership in the aggregate of more than twenty-five percent (25%) of any class of equity security of the Bank or the Company;

               (ii) The term "offer" includes every offer to buy or acquire, solicitation of an offer to sell, tender offer for, or request or invitation for tenders of, a security or interest in a security for value;

               (iii) The term "acquire" includes every type of acquisition, whether effected by purchase, exchange, operation of law or otherwise; and

               (iv) The term "security" includes non-transferable subscription rights issued pursuant to a plan of Reorganization as well as a "security" as defined in 15 U.S.C. (S) 8c(a)(10).

                                   ARTICLE V

          Effect of Reorganization; Certain Covenants and Agreements
          ----------------------------------------------------------

     Section 5.01   Restated Organization Certificate and Adoption of New By-
                    --------------------------------------------------------
Laws.
----

          The Bank shall take all appropriate steps to restate its Organization Certificate to read in the form of an Organization Certificate for a New York stock savings bank as specified in the Banking Law and the regulations of the New York Banking Board and approved by the Board of Trustees of the Bank. By their approval of the Plan, the Voting Depositors of the Bank will thereby approve and adopt such Restated Organization Certificate. The Bank shall also take all appropriate steps to adopt By-Laws sufficient and appropriate for a New York stock savings bank.

     Section 5.02   Effect of Reorganization.
                    ------------------------

          On the Effective Date of the Reorganization, the Bank shall cease to be a mutual institution and shall simultaneously become a stock institution.
All of the property, rights, powers, franchises, debts, liabilities, obligations and duties of the mutual institution shall continue as such in the stock institution and all deposits in the mutual institution shall remain as deposits of equal character and value in the stock institution. The corporate existence of the Bank shall not terminate, and the converted Bank shall be a continuation of the mutual institution that existed immediately before the filing of the Restated Organization Certificate.

     Section 5.03   Liquidation Account.
                    -------------------

          (a) A liquidation account shall be established and maintained for the benefit of Eligible Account Holders and Supplemental Eligible Account Holders who continue to maintain an account in the Bank in the event of a complete liquidation of the Bank following the Reorganization. Each Eligible Account Holder and Supplemental Eligible Account Holder shall, with respect to each account held, have a related inchoate interest in a portion of the liquidation account balance ("Subaccount Balance"). The initial liquidation account balance shall be equal to the net worth of the Bank (determined in accordance with generally accepted accounting principles) as set forth in its most recent statement of financial condition contained in the Proxy Statement.

          (b) In the event of a complete liquidation of the Bank (and only in such event), each Eligible Account Holder and Supplemental Eligible Account Holder shall be entitled to receive a liquidation distribution from the liquidation account in the amount of the then-current adjusted Subaccount Balance for each account of such holder after the Reorganization, before any liquidation distribution may be made with respect to capital stock.

          (c) The initial Subaccount Balance for an account held by an Eligible Account Holder or a Supplemental Eligible Account Holder shall be determined by multiplying the aggregate opening balance in the liquidation account by a fraction of which the numerator is the amount of deposits or shares in the account of such Eligible Account Holder or a Supplemental Eligible Account Holder on the Eligibility Record Date or Supplemental Eligibility Record Date, as applicable, and the denominator is the total amount of deposits or shares owned by all Eligible Account Holders and Supplemental Eligible Account Holders of the Bank on such applicable date. Such initial Subaccount Balance shall be subject to adjustments as follows: If the deposit balance in any account of an Eligible Account Holder or Supplemental Eligible Account Holder at the end of any period for which the Bank has prepared audited financial statements subsequent to the Eligibility Record Date is less than the lesser of: (i) the deposit balance in such account at the end of any period for which the Bank has prepared audited financial statements subsequent to the Eligibility Record Date; or (ii) the amount of the deposits as of the Eligibility Record Date or the Supplemental Eligibility Record Date, as applicable, the Subaccount Balance for such account shall be adjusted by increasing or reducing such Subaccount Balance in an amount proportionate to the reduction in such deposit balance. In the event that the Corporation converts from the mutual to the stock form of organization, the net worth of the Bank shall no longer be designated a liquidation account and, instead, the Bank and any other savings bank subsidiary of the Corporation shall at that time establish a liquidation account which shall in the aggregate equal the Corporation's liquidation account as of its last periodic report of condition immediately preceding such conversion from mutual to stock form.

          (d) Subsequent to the completion of the Reorganization, the Bank shall not declare or pay a cash dividend on any of its capital stock if the effect thereof would cause the net worth of the Bank to be reduced below the amount required to maintain the liquidation account. For purposes of Section 86.4(g)(5) of the Conversion Regulations, a time account shall be deemed to be closed upon its maturity date regardless of any renewal thereof. The Bank shall not be required to set aside funds for the purpose of establishing the liquidation account and, except as provided in this Section 5.03, the existence of such account shall not operate to restrict the use or application of any of the net worth accounts of the Bank subsequent to the Reorganization.

     Section 5.04   Voting Rights.
                    -------------

          Except as may be provided in the Restated Organization Certificate of the Bank pursuant to any amendment thereto subsequent to the Effective Date of the Reorganization, the holders of the capital stock of the Bank shall have exclusive voting rights in the Bank upon the Effective Date of the Reorganization. Except as may be provided in the Certificate of Incorporation of the Company pursuant to any amendment thereto subsequent to the Effective Date of the Reorganization, the holders of the Common Stock of the Company shall have exclusive voting rights in the Company upon the Effective Date of the Reorganization.

     Section 5.05   Issuance of Stock.
                    -----------------

          (a) Subsequent to the Effective Date of the Reorganization, the Board of Directors of the Bank, subject to the provisions of the Restated Organization Certificate and the By-Laws of the Bank, shall have the authority to issue any of the authorized, unissued and unreserved shares of common and preferred stock and to fix the relative rights, preferences and limitations of such preferred stock. Except as may be required by the Banking Law or otherwise, the Board of Directors of the Bank shall have sole discretion in the decision to issue such shares and no shareholder approval will be required for the issuance of such shares.

          (b) Subsequent to the Effective Date of the Reorganization, the Board of Directors of the Company, subject to the provisions of the Certificate of Incorporation and the By-Laws of the Company, shall have the authority to issue any of the authorized, unissued and unreserved shares of common and preferred stock and to fix the relative designations, powers, preferences, rights, qualifications, limitations and restrictions of such preferred stock. Except as may be required by the Delaware General Corporation Law or otherwise, the Board of Directors of the Company shall have sole discretion in the decision to issue such shares and no shareholder approval will be required for the issuance of such shares.

     Section 5.06   Directors of Converted Bank.
                    ---------------------------

          Following the Reorganization, the business and affairs of the Bank shall be managed by a Board of Directors, the members of which shall be the same individuals who constituted the

Board of Trustees of the Bank immediately prior to the Reorganization. Upon the Effective Date of the Reorganization, the Board of Directors of the Bank shall be divided into three classes with respect to term of office, each class to contain, as near as may be possible, one-third of the entire Board of Directors of the Bank. Each person serving as a Trustee of the Bank on the Effective Date of the Reorganization shall be appointed by the Board of Directors to one of the three classes and shall serve as a director until the expiration of his term and until his successor is elected and qualified. One class of directors shall have a term of office expiring at the first annual meeting of shareholders, the second class shall have a term of office expiring at the second annual meeting of shareholders and the third class shall have a term of office expiring at the third annual meeting of shareholders. Directors elected at each annual meeting of shareholders (other than directors elected to fill vacancies) shall be elected to serve for a term of three years and until their successors are elected and qualified.

     Section 5.07   Employment Agreements.
                    ---------------------

          The Bank and the Company may enter into employment agreements with such officers and employees and upon such terms and conditions as the Board of Trustees of the Bank and the Board of Directors of the Company shall determine.

     Section 5.08   Market for the Common Stock.
                    ---------------------------

          Upon the Effective Date of the Reorganization, or as soon thereafter as practicable, the Common Stock shall be registered pursuant to the Securities Exchange Act of 1934, as amended, and shall not be deregistered for a period of three years following such registration. Additionally, the Company shall use its best efforts to list the Common Stock on a national or regional securities exchange or on the National Association of Securities Dealers Automated Quotation System and to encourage and assist a market maker to establish and maintain a market for the Common Stock.

     Section 5.09   Stock Repurchases and Stock Benefit Plans.
                    -----------------------------------------

          The Company, or the Bank if the Company is not utilized, will restrict repurchases of Common Stock and the implementation of stock option and management and employee stock benefit plans as required by the Conversion Regulations, unless such requirements are waived by the appropriate regulatory agency or agencies.

                                  ARTICLE VI

              Tax Ruling Requirement; Amendment and Termination;
              --------------------------------------------------
                                 Miscellaneous
                                 -------------

     Section 6.01   Conditions to Reorganization.
                    ----------------------------

          The Reorganization of the Bank pursuant to this Plan is expressly conditioned upon the following:

          (a) Prior receipt by the Bank of rulings of the United States Internal Revenue Service and the State of New York taxing authorities, or opinions of counsel, substantially to the effect that the Reorganization will not result in any adverse federal or state tax consequences to Eligible Account Holders, Supplemental Eligible Account Holders or Other Depositors or to the Bank and the Company before or after the Reorganization;

          (b) The sale of all of the Common Stock offered in the Reorganization;

          (c) The completion of the Reorganization within the time period specified in Section 6.03; and

          (d) The non-objection of the FDIC to the Reorganization, the approval of the Reorganization by the Superintendent, the approval of the FRB of the Company's acquisition of the Common Stock of the Bank and the Company's Registration Statement on Form S-1 is declared effective by the SEC.

     Section 6.02   Amendment or Termination of the Plan.
                    ------------------------------------

          This Plan will not, at the Effective Date of the Reorganization, contain any provision that has been determined by the Superintendent, in writing, to be inequitable or detrimental to the Bank or its depositors, or contrary to the public interest. If deemed necessary or desirable by the Board of Trustees of the Bank, this Plan may be substantively amended, as a result of comments from regulatory authorities or otherwise, at any time prior to solicitation of proxies from Voting Depositors to vote on the Plan and at any time thereafter with the concurrence of the Superintendent. This Plan may be terminated by the Board of Trustees of the Bank at any time prior to the Special Meeting and at any time thereafter with the concurrence of the Superintendent. By adoption of the Plan, the Voting Depositors of the Bank authorize the Board of Trustees of the Bank to amend or terminate the Plan under the circumstances set forth in this Section.

     Section 6.03   Completion Date.
                    ---------------

          The Reorganization shall be completed within 24 months from the date of approval of this Plan by the Superintendent.

     Section 6.04   Expenses of the Reorganization.
                    ------------------------------

          The expenses incurred in the Reorganization shall be reasonable.

     Section 6.04   Interpretation.
                    --------------

          Subject to applicable law as set forth in Section 6.07, all interpretations of this Plan and all applications of the provisions of this Plan to particular circumstances by a majority of the Board of Trustees of the Bank shall be final, subject to the authority of the Superintendent and the FDIC.

     Section 6.05   Severability.
                    ------------

          If any term, provision, covenant or restriction contained in this Plan is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this Plan shall remain in full force and effect, and shall in no way be affected, impaired or invalidated.

     Section 6.07   Miscellaneous.
                    -------------

          This Plan is to be governed by and construed in accordance with the laws of the State of New York, without giving effect to any conflicts of laws principles. None of the cover page, the table of contents or the article or section headings are to be considered a part of this Plan, but are included solely for convenience of reference and shall in no way define, limit, extend or describe the scope or intent of any of the provisions hereof. Any reference to a Section number or Article shall refer to a section or article of this Plan, unless otherwise stated. Except for such rights as are set forth herein for Eligible Account Holders, Supplemental Eligible Account Holders and Other Depositors, this Plan shall create no rights in any Person. The terms defined in this Plan have the meanings assigned to them in this Plan and include the plural as well as the singular, and words of any gender shall include each other gender where appropriate.